UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

October 8, 2020

Date of Report (Date of earliest event reported)

PLYMOUTH INDUSTRIAL REIT, INC.

(Exact Name of Registrant as Specified in Its Charter)

maryland	001-38106	27-5466153
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 Custom Street, 11th Floor

Boston, MA 02110

(Address of Principal Executive Offices) (Zip Code)

(617) 340-3814

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share	PLYM	NYSE
7.50% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share	PLYM-PrA	NYSE American

Item 1.01	Entry Into a Material Definitive Agreement

On October 8, 2020, Plymouth Industrial OP, LP (the “Borrower”), the operating partnership subsidiary of Plymouth Industrial REIT, Inc. (the “Company”), and the guarantors named therein entered into a Second Amended and Restated Credit Agreement with KeyBank National Association (“KeyBank”) and the other lenders that are parties thereto, with KeyBank, as Agent, and KeyBank Capital Markets, as Sole Lead Arranger and Sole Book Manager (the “New Credit Agreement”). The New Credit Agreement provides the Borrower with a $200 million revolving credit facility and a $100 million term loan, with an accordion feature that allows the total borrowing capacity under the New Credit Agreement to be increased to $500 million, subject to certain conditions. The revolving credit facility under the New Credit Agreement matures in October 2024 and has two, six-month extension options, subject to certain conditions. The term loan matures in October 2025. Borrowings under the New Credit Agreement bear interest at either (1) the base rate (determined as the highest of (a) KeyBank’s prime rate, (b) the Federal Funds rate plus 0.50% and (c) the one month LIBOR rate plus 1.0% or (2) LIBOR, plus, in either case, a spread between 45 and 100 basis points for base rate loans or a spread between 145 and 200 basis points for LIBOR rate loans, with the amount such spread depending on the Borrower’s total leverage ratio. The New Credit Agreement is unsecured and is guaranteed by certain subsidiaries of the Borrower.

The New Credit Agreement contains customary affirmative and negative covenants for credit facilities of this type, including limitations with respect to indebtedness, liens, investments, distributions, mergers and acquisitions, dispositions of assets and transactions with affiliates. The covenants limit the Borrower’s use of proceeds to, among other things, repaying existing loans, funding acquisitions of additional properties, funding capital and construction expenditures, tenant improvements, leasing commissions and property and equipment acquisitions and for general working capital purposes. The New Credit Agreement also contains financial covenants that require the Company to maintain a minimum fixed charge coverage ratio of 1.50 to 1.0, a maximum total indebtedness to total asset value of 60% and a minimum consolidated tangible net worth of $369 million, plus 75% of any future issuance of equity by either the Company or the Borrower and 75% of the equity in any contributed real estate.

In the event of a default by the Borrower, the agent may, and at the request of the requisite number of lenders, shall, declare all obligations under the New Credit Agreement immediately due and payable, terminate the lenders’ commitments to make loans under the New Credit Agreement and enforce any and all rights of the lenders or the agent under the New Credit Agreement and related documents.

A copy of the New Credit Agreement is attached to this current report on Form 8-K as Exhibit 10.1 and is incorporated by reference as though it were fully set forth herein. The foregoing summary description of the New Credit Agreement and the transaction contemplated thereby is not intended to be complete and is qualified in its entirety by the complete text of the New Credit Agreement.

Item 1.02	Termination of a Material Definitive Agreement

On October 8, 2020, the Borrower used a portion of the proceeds from borrowings under the New Credit Facility to repay its outstanding term loan obligations under its loan agreement with KeyBank, dated January 22, 2020 (the “Prior Loan Agreement”). The Prior Loan Agreement bore interest at either (1) the base rate (determined as the highest of (a) KeyBank’s prime rate, (b) the Federal Funds rate plus 0.50% and (c) the one month LIBOR rate plus 1.0% or (2) LIBOR, plus, in either case, a spread between 100 and 150 basis points or a spread of 200 to 250 basis point for LIBOR based loans, with the amount of such spread depending on the Borrower’s total leverage ratio. The Prior Loan Agreement was scheduled to mature in October 2022. As a result of such payment, the Prior Loan Agreement has been repaid in full.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in Item 1.01 above is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure

On October 8, 2020, the Company issued a press release announcing the matters described above. A copy of that press is furnished as Exhibit 99.1 to this Current Report on Form 8-K. In accordance with General Instruction B.2 to Form 8-K, the information contained in Item 7.01 of this Current Report on Form 8-K is being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description
10.1	Credit Agreement, dated as of October 8, by and among Plymouth Industrial OP, LP, the Guarantors from time to time party thereto, KeyBank National Association and the other lenders party thereto.
99.1	Credit Agreement Press Release dated October 8, 2020
104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLYMOUTH INDUSTRIAL REIT, INC.

Date: October 9, 2020	By:	/s/ Jeffrey E. Witherell
Jeffrey E. Witherell
Chief Executive Officer